As filed with the Securities and Exchange Commission on March 12, 2010	Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
AND
POST-EFFECTIVE AMENDMENT NO. 1 TO
REGISTRATION STATEMENT NO. 333-147944
UNDER
THE SECURITIES ACT OF 1933

Procera Networks, Inc.
(Exact name of registrant as specified in its charter)

Nevada	33-0974674
(State of Incorporation)	(I.R.S. Employer Identification No.)

100 Cooper Court
Los Gatos, California 95032

(Address of principal executive offices)

2003 Stock Option Plan
Amended 2004 Stock Option Plan
2007 Equity Incentive Plan

(Full title of the plans)

James F. Brear
President and Chief Executive Officer
Procera Networks, Inc.
100 Cooper Court
Los Gatos, California 95032
(408) 890-71000

(Name, address and telephone number, including area code, of agent for service)

Copies to:
Eric C. Jensen, Esq.
Michael E. Tenta, Esq.
Cooley Godward Kronish llp
Five Palo Alto Square
3000 El Camino Real
Palo Alto, CA 94306
Phone: (650) 843-5000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☑	Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, par value $0.001 per share
Shares not previously registered	7,000,000(1)	$0.44 - $0.69(2)	$3,480,510.67(2)	$249
Shares previously registered	7,378,480(1)	N/A(3)	N/A(3)	N/A(3)

This Registration Statement is (a) a new registration statement and (b) a Post-Effective Amendment No. 1 to the Registrant’s registration statement on Form S-8 (File No. 333-147944), as filed with the Securities and Exchange Commission on December 7, 2007 (the “Prior Registration Statement”). Pursuant to the Prior Registration Statement, shares of common stock, par value $0.001, were registered for issuance under the Procera Networks, Inc. 2003 Stock Option Plan and the Procera Networks, Inc. Amended 2004 Stock Option Plan (collectively, the “Prior Plans”).

(1)
This Registration Statement covers 7,000,000 shares, not previously registered, under the Procera Networks, Inc. 2007 Equity Incentive Plan (the “2007 Plan”), which is the successor plan to the Prior Plans.  In addition, this Registration Statement covers up to 7,378,480 shares which were previously registered under the Prior Registration Statement for offer or sale under the Prior Plans and which may be offered or sold under the 2007 Plan (the “Carried Forward Shares”). The Carried Forward Shares consist of shares remaining available for issuance under the Prior Plans and shares subject to currently outstanding stock awards granted under the Prior Plans that expire or terminate for any reason prior to exercise or settlement.  In the event any of these shares subject to outstanding stock awards are not issued under the Prior Plans, such shares will become available for issuance under the 2007 Plan. Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of Registrant’s Common Stock that become issuable under the 2007 Plan and the Prior Plans by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without receipt of consideration that increases the number of outstanding shares of Registrant’s Common Stock.

(2)
Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(h) of the Securities Act.  The offering price per share and aggregate offering price for unissued stock options are based upon the average of the high and low prices for the Registrant’s Common Stock as reported on NYSE Amex Equities on March 5, 2010.  The offering price per share and aggregate offering price for the outstanding stock options are based upon the exercise price of such options.  The following chart illustrates the calculation of the registration fee:

Title of Securities to be Registered	Number of Shares	Offering Price Per Share	Aggregate Offering Price
Shares issuable pursuant to unissued stock options pursuant to the 2007 Equity Incentive Plan	3,761,304	$0.44	$1,654,973.76
Shares issuable pursuant to outstanding stock options pursuant to the 2007 Equity Incentive Plan	1,992,500	$0.50	$996,250.00
Shares issuable pursuant to outstanding stock options pursuant to the 2007 Equity Incentive Plan	75,000	$0.52	$39,000.00
Shares issuable pursuant to outstanding stock options pursuant to the 2007 Equity Incentive Plan	81,023	$0.57	$46,183.11
Shares issuable pursuant to outstanding stock options pursuant to the 2007 Equity Incentive Plan	90,173	$0.60	$54,103.80
Shares issuable pursuant to outstanding stock options pursuant to the 2007 Equity Incentive Plan	1,000,000	$0.69	$690,000.00

(3)
The Carried Forward Shares were previously registered under the Prior Registration Statement; therefore, no filing fee with respect to those shares is required (Interpretation 89 under Section G of the Securities and Exchange Commission Division of Corporate Finance Manual of Publicly Available Telephone Interpretations (July 1997) and Instruction E to the General Instructions to Form S-8). The Post-Effective Amendment to the Prior Registration Statement is filed here to reallocate the Carried Forward Shares from the Prior Registration Statement and to carry over the registration fees paid for the Carried Forward Shares from the Prior Registration Statement.

EXPLANATORY NOTE

Procera Networks, Inc. (the “Company” or the “Registrant”) has filed this registration statement on Form S-8 to register under the Securities Act of 1933, as amended (the “Securities Act”), the offer and sale of 7,000,000 common shares, par value $0.001 per share, of beneficial interest, not previously registered, in the Company, and up to 7,378,480 common shares, par value $0.001 per share, which were previously registered (as further described below) of beneficial interest in the Company, pursuant to the Procera Networks, Inc. 2007 Equity Incentive Plan (the “2007 Plan”).  This Registration Statement is (a) a new registration statement and (b) a Post-Effective Amendment No. 1 to the Registrant’s Registration Statement on Form S-8 (File No. 333-147944), as filed with the Securities and Exchange Commission on December 7, 2007 (the “Prior Registration Statement”), the contents of which are incorporated by reference herein.  7,378,480 shares registered hereby were previously registered under the Prior Registration Statement for offer and sale under the Procera Networks, Inc. 2003 Stock Option Plan and the Procera Networks, Inc. Amended 2004 Stock Option Plan (collectively, the “Prior Plans”).

The 2007 Plan was approved and adopted at the Company’s annual meeting of stockholders on January 30, 2008 to supersede and replace the Prior Plans, and an increase to the number of shares reserved for issuance pursuant to the 2007 Plan was approved and adopted at the Company’s annual meeting of stockholders on December 16, 2009.  The Company desires to have the common shares registered hereunder and issuable pursuant to the 2007 Plan to include those common shares described above whose offer and sale were registered under the Prior Registration Statement.  The shares carried over from the Prior Registration Statement are no longer available for new awards under the Prior Plans.  This Registration Statement covers 7,000,000 shares, not previously registered, under the 2007 Plan, which is the successor plan to the Prior Plans. In addition, this Registration Statement covers up to 7,378,480 shares which were previously registered under the Prior Registration Statement for offer or sale under the Prior Plans and which may be offered or sold under the 2007 Plan (the “Carried Forward Shares”). The Carried Forward Shares consist of shares remaining available for issuance under the Prior Plans and shares subject to currently outstanding stock awards granted under the Prior Plans that expire or terminate for any reason prior to exercise or settlement.  In the event any of these shares subject to outstanding stock awards are not issued under the Prior Plans, such shares will become available for issuance under the 2007 Plan.  Pursuant to Rule 416(a) of the Securities Act, this Registration Statement shall also cover any additional shares of the Company’s common stock that become issuable under the 2007 Plan and the Prior Plans by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without receipt of consideration that increases the number of outstanding shares of the Company’s common stock.

Consequently, in accordance with the Interpretation 89 under Section G of the Securities and Exchange Commission Division of Corporate Finance Manual of Publicly Available Telephone Interpretations (July 1997) and Instruction E to the General Instructions to Form S-8:  (a) the Company is (i) carrying over the Carried Forward Shares from the Prior Registration Statement, and (ii) registering the offer and sale of 7,000,000 new common shares, of which all 14,378,480 shares may be offered and sold under the 2007 Plan pursuant to this Registration Statement; (b) the registration fee allocable to the Carried Forward Shares carried over from the Prior Registration Statement and paid in connection with the Prior Registration Statement is carried over in this Registration Statement; and (c) the Prior Registration Statement is being amended on a post-effective basis to disclose the succession of the 2007 Plan to the Prior Plans, pursuant to this Registration Statement.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The following documents filed by the Registrant with the Securities and Exchange Commission (the “SEC”) are incorporated by reference into this Registration Statement:

a)	The Registrant’s Current Reports on Form 8-K and Form 8-K/A, as applicable (File No. 001-33691), filed with the SEC on January 20, 2010, February 11, 2010 and March 2, 2010;

b)	The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009 (File No. 001-33691), filed with the SEC on March 12, 2010; and

c)
A description of the common stock, par value $0.001 per share, to be registered hereunder is set forth under the caption “Description of Securities” in the Registrant’s Annual Report on Form 10-KSB for the fiscal year ended December 31, 2006 (File No. 000-49862), filed with the SEC on April 16, 2007.

All reports and other documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14, and 15(d) of the Securities Exchange Act of 1934, as amended, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be part of this Registration Statement from the date of the filing of such reports and documents.

INDEMNIFICATION OF DIRECTORS AND OFFICERS

Subsection (1) of Section 78.7502 of the Nevada General Corporation Law empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party of any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise, against expenses (including attorney’s fees), judgment, fines, and amounts paid in settlement actually and reasonably incurred by him or her in connection with the action, suit, or proceeding if the person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to be the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

Subsection (2) of Section 78.7502 of the Nevada General Corporation Law empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action or suit by or in the right of the corporation to procure a judgment in favor by reason of the fact that such person acted in any of the capacities set forth in subsection (1) enumerated above, against expenses (including amounts paid in settlement and attorney’s fees) actually and reasonably incurred by him or her in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation except that no indemnification may be made in respect to any claim, issue, or matter as to which such person shall have been adjudged to be liable to the corporation, unless and only to the extent that the court in which such action or suit was brought determines that in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnify for such expenses which the court shall deem proper.

Subsection (3) of Section 78.7502 of the Nevada General Corporation Law provides that to the extent a director, officer, employee, or agent of a corporation has been successful in the defense of any action, suit, or proceeding referred to in subsection (1) and (2) or in the defense of any claim, issue, or matter therein, that person shall be indemnified against expenses (including attorney’s fees) actually and reasonable incurred by him or her in connection therein.

The Company has adopted provisions in its articles of incorporation that limit the personal liability of its directors and officers for damages for breach of their fiduciary duty as directors or officers, except for liability that (i) results from acts or omissions which involve intentional misconduct, fraud or a knowing violation law; (ii) involve the payment of dividends in violation of the Nevada General Corporation Law; or (iii) cannot be eliminated under the Nevada General Corporation Law.

The Company has also entered into indemnification agreements with its directors and officers that may require the Company to indemnify them against liabilities that may arise by reason of their status or service as directors or officers, other than liabilities arising from willful misconduct of a culpable nature; to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified; and to obtain directors’ and officers’ insurance if available on reasonable terms.

In addition, the Company’s bylaws provide for the indemnification of officers, directors and third parties acting on the Company’s behalf, to the fullest extent permitted by the Nevada General Corporation Law.  The Company maintains directors’ and officers’ insurance.

EXHIBITS

Exhibit Number

4.1	Articles of Incorporation filed on July 16, 2001, filed as Exhibit 3.1 to our registration statement on Form SB-2 filed on February 11, 2002 and incorporated herein by reference.
4.2	Certificate of Amendment to Articles of Incorporation filed on October 12, 2005, filed as Exhibit 99.1 to our current report on Form 8-K filed on October 13, 2005 and incorporated herein by reference.
4.3	Certificate of Amendment to Articles of Incorporation filed on April 28, 2008, filed as Exhibit 3.3 to our quarterly report on Form 10-Q filed on May 12, 2008 and incorporated herein by reference.
4.4	Amended and Restated Bylaws adopted on August 16, 2007, filed as Exhibit 3.4 to our quarterly report on Form 10-Q filed on May 12, 2008 and incorporated herein by reference.
5.1	Opinion of McDonald Carano Wilson LLP.
23.1	Consent of PMB Helin Donovan LLP, Independent Registered Public Accounting Firm.
23.2	Consent of McDonald Carano Wilson LLP is contained in Exhibit 5.1 to this Registration Statement.
24.1	Power of Attorney is contained on the signature pages.
99.1	2007 Equity Incentive Plan approved on January 30, 2008, filed as Exhibit 10.1 to our quarterly report on Form 10-Q filed on May 12, 2008 and incorporated herein by reference.

UNDERTAKINGS

1.	The undersigned Registrant hereby undertakes:

(a)  To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)      To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)    To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii)  To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a)(i) and (a)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference herein.

(b)    That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)     To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(d)  That, for the purpose of determining liability of the Registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned Registrant undertakes that in a primary offering of securities of the undersigned Registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned Registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)   Any preliminary prospectus or prospectus of the undersigned Registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)  Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned Registrant or used or referred to by the undersigned Registrant;

(iii)  The portion of any other free writing prospectus relating to the offering containing material information about the undersigned Registrant or its securities provided by or on behalf of the undersigned Registrant; and

(iv)    Any other communication that is an offer in the offering made by the undersigned Registrant to the purchaser.

2.
The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.
Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Los Gatos, State of California, on March 11, 2010.

Procera Networks, Inc.

By:	/s/ James F. Brear
James F. Brear

Title:	President and Chief Executive Officer

POWER OF ATTORNEY

Know All Persons By These Presents, that each person whose signature appears below constitutes and appoints James F. Brear and Charles Constanti, and each or any one of them, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitutes or substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

SIGNATURE	TITLE	DATE

/s/ James F. Brear	President, Chief Executive officer and	March 11, 2010
James F. Brear	Director (Principal Executive Officer)

/s/ Charles Constanti	Vice President and Chief Financial Officer	March 11, 2010
Charles Constanti	(Principal Financial and Accounting Officer)

/s/ Staffan Hillberg	Director	March 11, 2010
Staffan Hillberg

/s/ Mary Losty	Director	March 11, 2010
Mary Losty

/s/ Scott McClendon	Director	March 11, 2010
Scott McClendon

/s/ Thomas Saponas	Director	March 11, 2010
Thomas Saponas

/s/ Paul Stich	Director	March 11, 2010
Paul Stich

EXHIBIT INDEX

Exhibit Number

4.1	Articles of Incorporation filed on July 16, 2001, filed as Exhibit 3.1 to our registration statement on Form SB-2 filed on February 11, 2002 and incorporated herein by reference.
4.2	Certificate of Amendment to Articles of Incorporation filed on October 12, 2005, filed as Exhibit 99.1 to our current report on Form 8-K filed on October 13, 2005 and incorporated herein by reference.
4.3	Certificate of Amendment to Articles of Incorporation filed on April 28, 2008, filed as Exhibit 3.3 to our quarterly report on Form 10-Q filed on May 12, 2008 and incorporated herein by reference.
4.4	Amended and Restated Bylaws adopted on August 16, 2007, filed as Exhibit 3.4 to our quarterly report on Form 10-Q filed on May 12, 2008 and incorporated herein by reference.
5.1	Opinion of McDonald Carano Wilson LLP.
23.1	Consent of PMB Helin Donovan LLP, Independent Registered Public Accounting Firm.
23.2	Consent of McDonald Carano Wilson LLP is contained in Exhibit 5.1 to this Registration Statement.
24.1	Power of Attorney is contained on the signature pages.
99.1	2007 Equity Incentive Plan approved on January 30, 2008, filed as Exhibit 10.1 to our quarterly report on Form 10-Q filed on May 12, 2008 and incorporated herein by reference.